Exhibit 99.1

News Release

For Immediate Release

Nathan’s Announces Completion of Notes Offering and

Redemption of 10.000% Senior Secured Notes due 2020; and Declares Special $5.00 Per Share Cash Dividend

JERICHO, N.Y. – November 1, 2017 – Nathan’s Famous, Inc. (NASDAQ: NATH) (“Nathan’s”) announced today that it completed its previously announced offering of $150.0 million aggregate principal amount of 6.625% Senior Secured Notes due 2025 (the “Notes”).

Nathan’s will use the net proceeds of the Notes offering to satisfy and discharge the indenture relating to its 10.000% Senior Secured Notes due 2020 (the “2020 Notes”) and redeem the 2020 Notes (the “Redemption”), to pay a portion of a special $5.00 per share cash dividend to Nathan’s stockholders of record and to use any remaining net proceeds for general corporate purposes, including working capital. The Nathan’s Board of Directors has declared the special $5.00 per share cash dividend. The cash dividend is payable on January 4, 2018 to shareholders of record at the close of business on December 22, 2017.

The Notes were offered only to qualified institutional buyers in reliance on the exemption from registration set forth in Rule 144A under the Securities Act of 1933 (the “Securities Act”), and outside the United States to non-U.S. persons in reliance on the exemption from registration set forth in Regulation S under the Securities Act.

On November 1, 2017, Nathan’s also instructed U.S. Bank National Association, as trustee (the “Trustee”), to complete the Redemption of all of its 2020 Notes in accordance with the Notice of Redemption previously provided to the Trustee and delivered to holders of the 2020 Notes on or about October 17, 2017. Nathan’s has instructed the Trustee to complete the Redemption pursuant to Sections 3.01, 3.03 and 3.07 of the indenture, dated as of March 10, 2015, by and among Nathan’s and the Trustee (the “2020 Notes Indenture”), and to discharge the 2020 Notes Indenture (the “Discharge”) pursuant to Section 12.01 of the 2020 Notes Indenture. Pursuant to the terms of 2020 Notes Indenture, Nathan’s will redeem, on November 16, 2017 (the “Redemption Date”), $135.0 million principal amount of the outstanding 2020 Notes at a redemption price of 105% of the principal amount and accrued but unpaid interest on the 2020 Notes redeemed to, but not including, the Redemption Date. As of November 1, 2017, Nathan’s has deposited all funds required for the Redemption of the 2020 Notes and Discharge of the 2020 Notes Indenture.

As of November 16, 2017, the outstanding principal amount of the 2020 Notes was $135.0 million. Under the terms of the 2020 Notes, Nathan’s will pay the Redemption price in cash for an aggregate cash purchase price of $144,000,000, which includes accrued but unpaid interest. Nathan’s Notice of Redemption to holders specifying the terms, conditions and procedures for the Redemption, were distributed by the paying agent, which is U.S. Bank National Association. The address of U.S. Bank National Association is:

U.S. Bank

Global Corporate Trust Services

11 Fillmore Ave E.

St. Paul, Minnesota 55107.

This press release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this press release in any state or foreign jurisdiction in which such offer, solicitation or sale would be unlawful. The Notes have not been registered under the Securities Act or the securities laws of any state or other jurisdiction, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

About Nathan’s Famous, Inc.

Nathan’s is a Russell 2000 Company that currently distributes its products in 50 states, the District of Columbia, Puerto Rico, the U.S. Virgin Islands, Guam, the Cayman Islands and thirteen foreign countries through its restaurant system, foodservice sales programs and product licensing activities. Last year, over 600 million Nathan’s Famous hot dogs were sold. Nathan’s was ranked #22 on the Forbes 2014 list of the Best Small Companies in America and was listed as the Best Small Company in New York State in October 2013.

Forward-Looking Statements

Except for historical information contained in this news release, the matters discussed are forward looking statements that involve risks and uncertainties. Words such as “anticipate”, “believe”, “estimate”, “expect”, “intend”, and similar expressions identify forward-looking statements, which are based on the current belief of Nathan’s management, as well as assumptions made by and information currently available to Nathan’s management. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, statements regarding Nathan’s ability to complete the offer of the Notes and other risks and factors identified from time to time in Nathan’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on any forward-looking statements contained in this press release. Nathan’s does not undertake any obligation to update such forward-looking statements.

Contact information:

Investors: Ronald DeVos, Chief Financial Officer, (516) 338-8500

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